Exhibit 10.5

AMENDMENT NUMBER 2 TO THE DEFERRED UNDERWRITING FEE ASSIGNMENT AGREEMENT

Cowen and Company, LLC

As Representative of the several Underwriters

c/o Cowen and Company, LLC

1221 Avenue of the Americas

New York, New York 10020

July 14, 2020

Re:	Deferred Underwriting Fee Assignment Agreement

Ladies and Gentlemen:

Reference is made to that certain Deferred Underwriting Fee Assignment Agreement, dated May 29, 2019, as amended by that certain Amendment Number 1 to the Deferred Underwriting Fee Assignment Agreement, dated September 4, 2019 (collectively, the “Fee Agreement”), by and among DermTech, Inc. (formerly known as Constellation Alpha Capital Corp.), a Delaware corporation (“DermTech”), DermTech Operations, Inc. (formerly known as DermTech, Inc.), a Delaware corporation (“DermTech Operations”), and Cowen and Company, LLC (“Cowen”), acting as representative of the underwriters (the “Underwriters”) named in Schedule A to that certain Underwriting Agreement, dated as of June 19, 2017.  Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Fee Agreement.

Cowen, DermTech, and DermTech Operations hereby agree to amend the Fee Agreement as follows:

1.	Paragraph 5 is hereby amended and restated in its entirety as follows:

“If, during the eighteen (18) month period following the Closing, the Company proposes to effect any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock), any bank financing for aggregate proceeds to the Company of more than $25,000,000 in a single transaction, any public offering, any Rule 144A offering or any private placement of securities, the Company agrees to offer to engage Cowen as the Company’s exclusive financial advisor, lead lender or arranger, lead manager underwriter, lead purchaser, or exclusive placement agent, as the case may be, in connection with such transaction(s) on terms and conditions customary to investment banks for similar transactions; provided, however, that Cowen may decline in writing such engagement in its sole and absolute discretion.  The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by Cowen, market conditions, the absence of adverse changes to the Company’s business or financial condition, approval of Cowen’s internal committee and any other conditions that Cowen may deem appropriate for transactions of such nature.”

All other terms and conditions of the Fee Agreement shall remain in full force and effect.

This Amendment Number 2 to the Fee Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  This Amendment Number 2 to the Fee Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

DERMTECH, INC.

By:	/s/ Kevin Sun
	Name:	Kevin Sun
	Title:	Chief Financial Officer

DERMTECH OPERATIONS, INC.

By:	/s/ Kevin Sun
Name: Kevin Sun
	Title:	Chief Financial Officer

Acknowledged and Agreed:

COWEN AND COMPANY, LLC

By:	/s/ Rob Weir
Name: Rob Weir
Title: Managing Director

[Signature Page to Amendment Number 2 to Deferred Underwriting Fee Assignment Agreement]